ARROW-MAGNOLIA INTERNATIONAL, INC.
	AMENDED AND RESTATED
	NON-QUALIFIED STOCK OPTION PLAN
(As of March 9, 2001)

	ARTICLE I - GENERAL

1.01.  Purpose.

	The purposes of this Non-Qualified Stock Option Plan (the "Plan") are to: (1) maintain competitive compensation levels; and
(2) provide an incentive to management for continuous employment with Arrow-Magnolia International, Inc. ("Arrow" or the "Company").


1.02.  Administration.

	(a)	The Plan shall be administered by the Board of Directors
of Arrow as constituted from time to time.

	(b)	The Board shall have the authority, in its sole discre-
tion and from time to time to:

		(i) grant awards under the Plan in such forms and amounts as the Board shall determine;

		(ii) impose such limitations, restrictions and condi-tions upon any such award as the Board shall deem appropriate, including, without limitation, provisions, in all cases consistent with the terms of the Plan, (i) specifying the term, period or periods, extent and conditions of exercisability of the Options granted under and in accordance with the terms of this Plan, (ii) imposing, and specifying the nature and extent of, restrictions, if any, upon disposition of shares acquired upon exercise of Options, (iii) specifying the circumstances, if any, under which all or part of any shares acquired upon exercise of an Option may be required to be forfeited and surrendered to the Company and the consider-ation, if any, to be paid by the Company for any such shares forfeited and surrendered and (iv) specifying the extent and times of lapse of any such restrictions or risks of forfei-ture; and

		(iii) interpret the Plan, adopt, amend and rescind rules, regulations, provisions and procedures relating to the Plan, and make all other determinations and take all other action as the Board may deem necessary or advisable for the implementation and administration of the Plan.

	(c)	Decisions and determinations of the Board on all matters
relating to the Plan shall be in its sole discretion and shall be conclusive. No member of the Board shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.


1.03.  Eligibility for Participation.

	Participants in the Plan shall be selected by the Board from the executive officers and other key employees of the Company who occupy responsible managerial or professional positions and who have the capability of making a substantial contribution to the success of the Company. The Board may also make awards under this Plan to independent contractors, such as managerial consultants and financial or legal advisors, whom the Board believes may contribute significantly to the success of the Company. In making this selection and in determining the form and amount of awards, the Board shall consider any factors deemed relevant, including the individual's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and sound growth.


1.04.  Types of Awards Under Plan.

	Awards under the Plan may be include one or both of the following:

	(i)	Options; and/or

	(ii)	Cashless Exercise Rights.


1.05.  Aggregate Limitation on Awards.

	(a)	Shares of stock which may be issued under the Plan shall
be authorized and unissued or treasury shares of the Company's common stock ("Common Stock"). The maximum number of shares of Common Stock which may be issued under the Plan shall be 1,007,600, subject to adjustment in accordance with Section 4.10 of the Plan.

	(b)	For purposes of calculating the maximum number of shares
of Common Stock which may be issued under the Plan:

		(i)	all the shares issued (including the shares, if
any, withheld for tax withholding requirements) shall be counted when cash or shares of Common Stock are used as full or partial payment for shares issued upon exercise of an Option; and

		(ii)	only the shares issued (including the shares, if
any, withheld for tax withholding requirements) as a result of an exercise of Cashless Exercise Rights shall be counted.

	(c)	Shares tendered by a participant as payment for shares
issued upon exercise of an Option, shall not be available for issuance under the Plan.

	(d)	Any shares of Common Stock subject to an Option, which
for any reason is terminated unexercised or expires shall again be available for issuance under the Plan.

	(e)	Upon the granting of any award hereunder, the maximum
number of shares which might be acquired pursuant thereto shall be deducted from the total amount available for award until such time as the award is actually exercised, at which time the amount available shall be adjusted for the actual amount calculated hereunder upon such exercise.


1.06.  Effective Date and Term of Plan.

	No awards shall be made under the Plan after the last day of the Company's 2004 fiscal year; provided, however, that the Plan and all awards made under the Plan prior to such date shall remain in effect until such awards have been satisfied or terminated in accordance with the Plan and the terms of such awards.



	ARTICLE II - OPTIONS


2.01.  Awards of Options.

	The Board may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, grant to any person eligible under the Plan one or more options to purchase for cash or shares the number of shares of Common Stock ("Options") allotted by the Board. The date an Option is granted shall mean the date selected by the Board as of which the Board allots a specific number of shares to a participant pursuant to the Plan.

2.02.  Option Agreements.

	Each grant of an Option shall be evidenced by a written agreement, executed by the Company and the holder of the Option (the "optionee"), stating the number of shares of Common Stock subject to the Option evidenced thereby, and in such form as the Board may from time to time determine.



2.03.  Option Price.

	The option price per share of Common Stock deliverable upon the exercise of an Option shall be determined by the Board based upon the following considerations:

	(a)	The historical and projected financial performance of
the Company;

	(b)	The contribution or ability to contribute of the
optionee to the past or future performance of the Company;

	(c)	The rate of other compensation, including wages or
salary and bonuses, paid or payable by the Company to the optionee;

	(d)	The price at which the Common Stock has been traded in
arms-length transactions and other factors indicative of the market value of the Common Stock.


2.04.  Term and Exercise.

	Each Option shall be fully exercisable at such time or times and in such increments (which may be cumulative or non-cumulative) as shall be determined by the Board and, unless a shorter period is provided by the Board or another Section of this Plan, may be exercised during a period of ten years from the date of grant thereof. Notwithstanding the foregoing or any other provision of this Plan or any Option to the contrary, upon a Change of Control any and all Options then granted shall become immediately vested and exercisable in full.


2.05.  Manner of Payment.

	Each Option agreement shall set forth the procedure governing the exercise of the Option granted thereunder, and shall provide that, upon such exercise in respect of any shares of Common Stock subject thereto, the optionee shall pay to the Company, in full, the option price for such shares with cash or with previously owned Common Stock valued at its fair market value on the date of exercise.


2.06.  Delivery of Shares.

	As soon as practicable after receipt of payment, the Company shall deliver to the optionee a certificate or certificates for such shares of Common Stock. The optionee shall become a stock-holder of the Company with respect to Common Stock represented by share certificates so issued and as such shall be fully entitled to receive dividends, to vote and to exercise all other rights of a stockholder.



2.07.  Death of Optionee.

	(a)	Upon the death of an optionee, any rights to the extent
exercisable on the date of death may be exercised by the optionee's estate, or by a person who acquires the right to exercise such Option by bequest or inheritance or by reason of the death of the optionee, provided that such exercise occurs within the shorter of
(i) the remaining effective term of the Option and (ii) one year after the optionee's death.

	(b)	The provisions of this Section shall apply notwithstand-
ing the fact that the optionee's employment may have terminated prior to death, but only to the extent of any rights exercisable on the date of death.


2.08.  Retirement or Disability.

	Upon the termination of an optionee's employment by reason of permanent disability or retirement (as each is determined by the Board), the optionee may exercise any Option to the extent such Options were exercisable at the date of such termination of employment, provided that the exercise occurs within the shorter of
(i) the remaining effective term of the Option and (ii) three months after the date of such termination of employment.


2.09.  Termination for Other Reasons.

	Except as provided in Section 2.08 and 2.09, or except as otherwise determined by the Board, all Options shall terminate upon the termination of the optionee's employment.


2.10.  Effect of Exercise.

	The exercise of any Option shall cancel that number of related Cashless Exercise Rights, if any, which is equal to the number of shares of Common Stock purchased pursuant to said option.



	ARTICLE III - CASHLESS EXERCISE RIGHTS

3.01.  Award of Cashless Exercise Rights.

	Concurrently with or subsequent to the award of any Option, the Board may, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, award to the optionee with respect to each share of Common Stock, a related cashless exercise right ("Cashless Exercise Right") permitting the optionee to be paid the appreciation on the Option in lieu of exercising the Option.


3.02.  Cashless Exercise Rights Agreement.

	Cashless Exercise Rights shall be evidenced by written agree-ments in such form as the Board may from time to time determine.


3.03.  Exercise.

	An optionee who has been granted Cashless Exercise Rights may, from time to time, in lieu of the exercise of an equal number of Options, elect to exercise one or more Cashless Exercise Rights and thereby become entitled to receive from the Company payment in Common Stock of the number of shares determined pursuant to Sections 3.04 and 3.05. Cashless Exercise Rights shall be exercis-able only to the same extent and subject to the same conditions as the Options related thereto are exercisable, as provided in this Plan. The Board may, in its discretion, prescribe additional conditions to the exercise of any Cashless Exercise Rights.


3.04.  Amount of Payment.

	The amount of payment to which an optionee shall be entitled upon the exercise of each Cashless Exercise Right shall be equal to 100% of the amount, if any, by which the fair market value of a share of Common Stock on the exercise date exceeds the exercise price specified in the Option related to said Cashless Exercise Right.


3.05.  Form of Payment.

	Payment shall be made solely in shares of the Company's Common Stock. The number of shares to be paid shall be determined by dividing the amount of payment determined pursuant to Section 3.04 by the fair market value of a share of Common Stock on the exercise date of such Cashless Exercise Right. As soon as practicable after exercise, the Company shall deliver to the optionee a certificate or certificates for such shares of Common Stock.


3.06.  Effect of Exercise.

	The exercise of any Cashless Exercise Rights shall cancel an equal number of Options related to said Cashless Exercise Rights.



3.07.  Retirement or Disability.

	Upon termination of the optionee's employment (including employment as a Director of the Company after an optionee termi-nates employment as an officer or key employee of the Company) by reason of permanent disability or retirement (as each is determined by the Board), the optionee may, within three months from the date of such termination, exercise any Cashless Exercise Rights to the extent such Cashless Exercise Rights are exercisable during such three month period.


3.08.  Death of Optionee or Termination for Other Reasons.

	Except as provided in Section 3.07, or except as otherwise determined by the Board, all Cashless Exercise Rights shall terminate upon the termination of the optionee's employment or upon the death of the optionee.



	ARTICLE IV - MISCELLANEOUS

4.01.  General Restriction.

	Each award under the Plan shall be subject to the requirement that, if at any time the Board shall determine that (i) the listing, registration or qualification of the shares of Common
Stock subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any governmental regulatory body, or (iii) an agreement by the grantee of an award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be consummated in whole or in part unless such listing, registra-tion, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.


4.02.  Non-Assignability.

	No award or Option under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder. During the life of the recipient, such award or Option shall be exercisable only by such person or by such person's guardian or legal representative. Notwithstanding the foregoing or any other provision in this Plan or any Option or award to the contrary, an award or Option shall be transferable by a recipient and exercisable by the transferee upon and after the occurrence of any Change of Control.


4.03.  Withholding Taxes.

	Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the grantee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements (including employment taxes) prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.


4.04.  Right to Terminate Employment.

	Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or effect any right which the Company may have to terminate the employment of such participant.


4.05.  Non-Uniform Determinations.

	The Board's determinations under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.


4.06.  Rights as a Shareholder.

	The recipient of any award under the Plan shall have no rights as a stockholder with respect thereto unless and until certificates for shares of Common Stock are issued to him.


4.07.  Definitions.

	In this Plan the following definitions shall apply:

	(a)	"Subsidiary" means any corporation of which, at the time
more than 50% of the shares entitled to vote generally in an election of directors are owned directly or indirectly by the Company or any subsidiary thereof.

(b)	"Affiliate" means any person or entity which directly,
or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

(c)	"Change of Control" means any transaction or series of
related transactions, whether involving the Company or the holders of any class or series of its stock, (i) in which Morris Shwiff, Mark Kenner and Fred Kenner and their successors and assigns by gift (inter vivos or testamentary), bequest, inheritance or descent and distribution, collectively, cease to hold beneficially at least a majority of the outstanding Common Stock of the Company or of any successor by merger, consolidation or similar transaction or (ii) in which all or substantially all of the Company's assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety (other than to a person or entity in which Morris Shwiff, Mark Kenner and Fred Kenner and their successors and assigns by gift (inter vivos or testamentary), bequest, inheritance or descent and distribution, collectively, hold beneficially a majority of the voting rights and equity interest).

	(d)	"Fair market value" as of any date and in respect of any
share of Common Stock means the average of the daily market prices for the 20 consecutive trading days preceding such date. The market price for each such day shall be the last sale price on such day on such stock exchange on which such stock is listed or admitted to trading, or, if no sale takes place on such day on any such exchange, the average of the closing bid and asked prices on such day and officially quoted on any such exchange, or, if the Common Stock is not then listed or admitted to trading on any stock exchange, the market price for each such business day shall be the last sale price on such day if reported by the National Association of Securities Dealers Automated Quotation System or, if not so reported, the average of the reported closing bid and asked price quotations for such day, as reported by the National Association of Securities Dealers Automated Quotation System or, if not so reported, as furnished by the National Quotation Bureau, Inc., or, if not reasonably available from the previous sources, as deter-mined in good faith by the Board.

	(d)	"Option price" means the purchase price per share of
Common Stock deliverable upon the exercise of an Option.


4.08.  Leaves of Absence.

	The Board shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence.

4.09.  Newly Eligible Persons.

	The Board shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any person who becomes eligible to participate in the Plan or any portion thereof after the commencement of an award or incentive period.


4.10.  Adjustments.

	(a)	In the event of a stock dividend, split or combination
of shares, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the outstanding Common Stock of the Company, the Board may make an appropriate adjustment in the number or kind of shares and/or other securities available for Options pursuant to the Plan and subject to any Option granted hereunder, and the Option Price therefor. The determination of the Board as to such adjustment shall be conclusive.

	(b)	In the event that, while any Options are outstanding
under the Plan, there shall occur (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (for purposes of this Section 4.10(b), the Company shall not be deemed the surviving corporation of any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company or (c) a transfer of all or substantial-ly all of the assets of the Company to another party, then, with respect to each Option outstanding immediately prior to the consummation of such transaction:

		(i)	If provision is made in writing in connection with
such transaction for the continuance and/or assumption of the Options granted under the Plan, or the substitution for such Options of new options covering shares or other securities of the successor employer corporation, with appropriate adjust-ment as to number and kind of shares and prices, the Options granted under the Plan, or the new Options substituted therefor, shall continue in the manner and under the terms provided in the respective Stock Option Agreements.

		(ii)	In the event provision is not made in such transac-
tion for the continuance and/or assumption of the Options granted under the Plan, or for the substitution of an option covering shares or other securities of the successor employer corporation, then each holder of an outstanding Option granted under the Plan shall be entitled, immediately prior to the effective date of any transaction, to purchase the full number of shares which he would otherwise have been entitled to purchase during the remaining term of his Option, and any unexercised portion of an Option shall be deemed canceled and terminated as of such effective transaction date.


4.11. No Fractional Shares.

	The Company shall not be required to issue any fractional shares under this Plan or upon exercise of any Option or Cashless Exercise Right. Any fractional share resulting from any computa-tion pursuant to Section 3.05, Section 4.10(a) or otherwise under this Plan shall be cancelled and eliminated.

4.12.  Amendment of the Plan.

	(a)	The Board may, without further action by the
stockholders and without receiving further consideration from the participants, amend this Plan or condition or modify awards under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or require-ments.

	(b)	The Board may at any time and from time to time
terminate or modify or amend the Plan in any respect; provided, however, that any termination or modification or amendment of the Plan, except as provided in subsection (a), shall not, without the consent of a participant, adversely affect his or her rights under an award previously granted to him or her.


4.13.  Governing Law.

	The Plan and all rights and obligations under the Plan shall be construed in accordance with and governed by the laws of the State of Texas.